Exhibit 99.1

Depomed Reports Third Quarter 2013 Financial Results

Total revenues increase to $37.5 million and

EPS of $0.11 per share

Conference call scheduled for today at 5:00 PM EST

Dial in information included below

Newark, California, November 5, 2013 — Depomed, Inc. (Nasdaq: DEPO) today reported financial results for the quarter ended September 30, 2013.

Third Quarter 2013 Financial and Operational Summary

•                  Total revenues were $37.5 million and included recognition of a $5.0 million milestone payment from Mallinckrodt related to the NDA filing of MNK-795. Excluding this milestone and a $10 million upfront payment from Janssen in the third quarter of 2012, total revenues of $32.5 million grew 39% compared to $23.3 million for the third quarter of 2012.

•                  Product revenues of $16.3 million grew 68% compared to $9.7 million for the third quarter of 2012.

•                  Gralise® (gabapentin) net sales of $9.8 million grew 104% compared to $4.8 million for the third quarter of 2012.

•                  Zipsor® (diclofenac potassium) net sales of $6.0 million grew 22% compared to $4.9 million for the third quarter of 2012.

•                  Glumetza® (metformin hydrochloride extended-release) royalties from Santarus, Inc. of $14.6 million, compared to $11.6 million for the third quarter of 2012.

•                  Net income of $6.5 million or $0.11 per share, compared to a net loss of ($1.5) million or ($0.03) per share for the third quarter of 2012.

•                  Cash and marketable securities of $85.4 million as of September 30, 2013; does not include proceeds of the $240.5 million from PDL BioPharma announced in October 2013.

•                  Depomed acquired and launched Lazanda® (fentanyl) Nasal Spray for the treatment of breakthrough pain in cancer patients 18 years of age and older who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain.

•                  In October, Depomed sold its royalty and milestone interest in its type 2 diabetes portfolio to PDL BioPharma, generating $240.5 million.

“In the third quarter, we demonstrated significant revenue growth in both Gralise and Zipsor, and we are excited about the addition of Lazanda at the end of July,” said Jim Schoeneck, President and Chief Executive Officer of Depomed. “Our recent sale of our non-core type 2 diabetes royalties, including Glumetza, to PDL BioPharma for $240.5 million gives the company significant flexibility to expand our business through acquisitions of marketed or late stage assets. With over $320 million in cash currently on our balance sheet, pending final tax considerations, and the strength of our core business in pain and neurology, we believe we are well positioned to become a leader in the central nervous system specialty pharmaceutical area.”

Third Quarter 2013 Financial Results

Total revenues increased to $37.5 million for the third quarter of 2013, compared to $33.3 million for the third quarter of 2012 as indicated below:

	Three Months Ended September 30,
	2013	2012

Product sales:
Gralise	$9,812	$4,758
Zipsor	6,022	4,926
Lazanda	444	—
Total product sales	16,278	9,684

Royalties:
Glumetza US	$14,578	$11,603
Other	844	598
Total royalty revenue	15,422	12,201

License and other revenue:
Glumetza	$760	$1,388
Janssen	—	10,005
Mallinckrodt	5,000	—
Other	—	4
Total license and other revenue:	5,760	11,397

Total revenues	$37,460	$33,282

Selling general and administrative expense was $26.4 million for the third quarter of 2013 compared to $26.8 million for the third quarter of 2012. Third quarter 2013 expenses included two months of selling general and administrative expenses associated with Lazanda.

Research and development expense was $1.3 million for the third quarter of 2013 compared to $5.3 million for the third quarter of 2012. The decrease is primarily related the Company ceasing all expenditure on SefelsaTM during the first quarter of 2013 and the clinical trial expenses associated with our Phase 2 clinical trial of DM-1992 in third quarter 2012.

Net income for the third quarter of 2013 was $6.5 million or $0.11 per share, compared to a net loss of ($1.5) million or ($0.03) per share for the third quarter of 2012.

Cash and marketable securities were $85.4 million as of September 30, 2013 as compared to $74.2 million as of June 30, 2013. This does not include proceeds from the sale of type 2 diabetes milestones and royalties to PDL BioPharma, announced in October 2013.

Revised 2013 Guidance in Light of PDL Transaction

Depomed is revising the financial outlook previously given for the full year of 2013 resulting from the sale of milestone and royalty interests in Depomed’s type 2 diabetes portfolio to PDL Biopharma in October 2013.

•                  Operating expenses of approximately $116 to $118 million, which includes intangible amortization related to the acquisitions of Zipsor and Lazanda.

•                  Depomed is revising its revenue guidance for 2013 to a range of approximately $113 to $116 million. This guidance removes revenues related to the type 2 diabetes interests sold to PDL for the fourth quarter of 2013 and does not include a potential $10 million approval milestone from Mallinckrodt.  Depomed is still reviewing the accounting for the PDL transaction, which could have an effect on reported revenues under US GAAP.

•                  Year-end 2013 cash and marketable securities of $318 to $322 million prior to consideration of taxes that may result from the PDL transaction and does not include receipt of a potential $10 million approval milestone from Mallinckrodt before year end.

Conference Call

Depomed will host a conference call today, Tuesday, November 5 beginning at 5:00 p.m. EST (2:00 p.m. PST) to discuss its results.  Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with four approved and marketed products. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia (PHN).  Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug (NSAID) indicated for relief of mild to moderate acute pain in adults.   Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain.  Glumetza® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is commercialized by Santarus, Inc. in the United States. Gralise and Glumetza and other product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended release of medications to the upper gastrointestinal tract when dosed with food. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercialization of Gralise, Zipsor and Lazanda and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

MEDIA CONTACT:

Carolyn Hawley

Canale Communications for Depomed

619-849-5375

carolyn@canalecomm.com

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Product sales	$16,278	$9,684	$39,513	$14,994
Royalties	15,422	12,201	44,599	31,199
License and other revenue	5,760	11,397	9,484	18,033
Total revenues	37,460	33,282	93,596	64,226

Costs and expenses:
Cost of sales	1,751	1,763	4,923	3,723
Research and development expense	1,339	5,270	6,049	12,277
Selling, general and administrative expense	26,374	26,832	77,705	73,625
Amortization of intangible assets	1,158	958	3,082	1,063
Total costs and expenses	30,622	34,823	91,759	90,688

Income (loss) from operations	6,838	(1,541)	1,837	(26,462)
Other income (expense)	(258)	57	(298)	405
Benefit from (provision for) income taxes	(66)	(11)	(27)	(20)
Net income (loss)	$6,514	$(1,495)	$1,512	$(26,077)

Basic net income (loss) per common share	$0.11	$(0.03)	$0.03	$(0.47)
Diluted net income (loss) per common share	$0.11	$(0.03)	$0.03	$(0.47)

Shares used in computing basic net income (loss) per common share	56,818,883	56,039,186	56,615,359	55,794,357
Shares used in computing diluted net income (loss) per common share	57,661,212	56,039,186	57,316,830	55,794,357

DEPOMED, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$85,362	$77,892
Accounts receivable	8,312	3,614
Receivables from collaborative partners	7,769	10,078
Inventories	7,822	9,587
Property and equipment, net	8,382	8,237
Intangible assets, net	32,626	25,078
Prepaid and other assets	6,471	7,167
Total Assets	$156,744	$141,653

Accounts payable and accrued liabilities	$30,288	$32,578
Deferred license revenue	16,417	18,789
Other liabilities	8,039	5,008
Contingent consideration liability	9,787	1,342
Shareholders’ equity	92,213	83,936
Total liabilities and shareholders’ equity	$156,744	$141,653

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.